Exhibit 99.3

Feldman Financial Advisors, Inc.

 1001 CONNECTICUT AVENUE, NW • SUITE 840
 WASHINGTON, DC  20036
 (202) 467-6862 • FAX (202) 467-6963
September 15, 2010

Boards of Directors
Sunshine Savings MHC
Sunshine Financial, Inc.
1400 East Park Avenue
Tallahassee, Florida  32301

Members of the Boards:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of Sunshine Savings Bank (the “Bank”), pursuant to the Plan of Conversion and Reorganization (the “Plan”) adopted by the Boards of Directors of Sunshine Savings MHC and Sunshine Financial, Inc. (“Sunshine Financial-Federal”), do not have any ascertainable market value at the time of distribution or at the time the rights are exercised in the subscription offering.

In connection with the Plan, Sunshine Savings MHC will convert from a mutual holding company to the stock holding company structure.  Sunshine Savings MHC will be merged into Sunshine Financial-Federal and Sunshine Savings MHC will no longer exist.  Sunshine Financial-Federal will be succeeded by a new Maryland corporation named Sunshine Financial, Inc. (“Sunshine Financial”).  Pursuant to the Plan, the ownership interest of Sunshine Savings MHC in Sunshine Financial-Federal will be offered for sale in a common stock offering by Sunshine Financial.  When the conversion is completed, all of the outstanding common stock of the Bank will be owned by Sunshine Financial, and all of the outstanding common stock of Sunshine Financial will be owned by public shareholders.

In accordance with the Plan, subscription rights to purchase shares of common stock in Sunshine Financial will be offered to eligible account holders, tax-qualified employee stock benefit plans, supplemental eligible account holders, and other members.  Any shares of common stock that remain unsubscribed for in the subscription offering will be offered for sale to members of the general public in a community offering and a syndicated community offering.

Our opinion is based on the fact that the subscription rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock at a price equal to its estimated pro forma market value, which will be the same price at which any unsubscribed shares will be purchased in the community and syndicated community offerings.

Sincerely,

Feldman Financial Advisors, Inc.